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                                                                   EXHIBIT 99.4

THURSDAY JANUARY 8, 2:17 PM EASTERN TIME

COMPANY PRESS RELEASE

SOURCE: Carrizo Oil & Gas, Inc.

CARRIZO OIL & GAS, INC. SELLS $30 MILLION OF PREFERRED STOCK AND WARRANTS TO AFFILIATES OF ENRON CORP.

HOUSTON, Jan. 8/PRNewswire/ -- Carrizo Oil & Gas, Inc. (Nasdaq: CRZO - news) today announced the closing of the sale to affiliates of Enron Corp. (NYSE: ENE
- news) of 300,000 shares of 9% Series A Preferred Stock of Carrizo (the "Preferred Stock") and warrants to purchase 1,000,000 shares of Carrizo common stock, for an aggregate purchase price of $30 million. S.P. Johnson IV, Carrizo's President and Chief Executive Officer stated, "We welcome Enron as a major investor in Carrizo. We are proud of the fact that one of the world's leading energy companies has shown such confidence in our future."

Carrizo expects to use the proceeds primarily for the expansion of its oil and natural gas exploration and development activities in Texas and Louisiana. Mr. Johnson noted, "Since the completion of our initial public offering, Carrizo has begun to consider a significant number of newly identified exploration projects in Texas and Louisiana. We have either acquired or have letters of intent in place for an additional approximately 152,000 gross acres (81,000 net acres) of leases and/or seismic options in four South Texas counties, which if acquired, would allow us to increase our net acreage position by more than 60% over our net acreage position at the completion of the initial public offering. In addition, we have acquired a 12.5% working interest in nine newly identified 3D seismic supported medium-depth, high-potential drilling prospects, primarily in South Louisiana, seven of which are expected to be drilled during the first six months of 1998. The proceeds of this financing will allow the Company to participate in these attractive new projects in our core areas of expertise and provide additional capital to further expand our acreage and seismic acquisition programs."

The Preferred Stock entitles the holder to receive cumulative dividends at the rate of $9.00 per year on each share of Preferred Stock. For the first four years, dividends may, at the Company's option, be paid either in cash or in additional shares of Preferred Stock.

The Preferred Stock is redeemable at Carrizo's option at any time and is required to be redeemed by Carrizo (i) on January 7, 2005 or (ii) upon the occurrence of certain events. The Preferred Stock is entitled to a liquidation preference per share equal to its redemption price. Holders of the Preferred Stock have certain class voting rights and the right to elect a majority of the Board of Directors upon certain failures to redeem.

All of the Company's current directors and certain of their related holders, who own in the aggregate approximately 60% of Carrizo's outstanding Common Stock, have agreed to certain restrictions on the transfer of these shares during the time the Preferred Stock is outstanding.

The Warrants (i) enable the holders to purchase 1,000,000 shares of Common Stock at a price of $11.50 per share, subject to adjustments, (ii) expire after a seven-year term, and (iii) are exercisable after one year.

Net proceeds to Carrizo after fees and related costs should total approximately $28.8 million.

Carrizo is an independent oil and gas company engaged in the exploration, development, exploitation and production of natural gas and crude oil.

Statements in this news release, including but not limited to those relating to the results or effects arising out of the Preferred Stock financing, (including the use of proceeds or the results of any new projects) the amount of any acreage acquired, the number, potential or timing of drilling projects or prospects and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include the results of, and dependence on exploratory drilling activities, volatility of natural gas and oil prices, risks relating to reserve replacement, reserve information and future net revenue estimates, operating risks, regulatory and environmental matters, ability to manage growth and achieve business strategy, capital requirements, dependence on key personnel, availability of drilling rigs, weather, land issues and other risks described in the Company's filings with the Securities and Exchange Commission.